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                                                               EXHIBIT 99.(J)(A)

            Consent of Independent Registered Public Accounting Firm

The Board of Trustees of Wells Fargo Funds Trust:

We consent to the use of our reports for the Equity Index Fund, Value Fund, Endeavor Large Cap Fund, Endeavor Select Fund, Large Cap Growth Fund, Dividend Income Fund, Growth and Income Fund, Growth Fund, Large Company Core Fund, Capital Growth Fund, and U.S. Value Fund, dated September 25, 2007, incorporated herein by reference, a total of eleven funds of the Wells Fargo Funds Trust, and to the references to our firm under the headings "Financial Highlights" in the prospectuses and "Independent Registered Public Accounting Firm" in the statements of additional information.


/s/ KPMG LLP

Philadelphia, Pennsylvania
November 30, 2007